NEWS RELEASE

Contact: Beverly L. Couturier
(508) 337-5111

HELIX TECHNOLOGY CORPORATION COMPLETES ACQUISITION
OF POLYCOLD SYSTEMS INC.

MANSFIELD, MASSACHUSETTS, February 15, 2005... Helix Technology Corporation (Nasdaq: HELX) today announced it has completed the acquisition of IGC Polycold Systems Inc., for $49.2 million in cash and the assumption of certain tax liabilities, which are currently estimated to be approximately $515,000. The producer of high-speed water vapor cryopumping and cryogenic cooling products, headquartered in Petaluma, California, will be called Helix Polycold Systems Inc., and will be a wholly owned subsidiary of Helix Technology Corporation.

Commenting on the announcement, James Gentilcore, Helix President and Chief Executive Officer, said, "We welcome the employees of Polycold Systems to Helix. Together we will bring our customers a broader array of vacuum and cryogenic solutions for their demanding process requirements. The complementary nature of these solutions makes this acquisition a strong fit."

Helix Technology Corporation is a global leader in the development and application of innovative solutions in the field of cryogenic and vacuum technology. Our CTI-Cryogenics and Granville-Phillips product offerings provide a broad range of components and subsystems that are key to the manufacture of semiconductors, flat panel displays and data storage devices. In addition, our highly regarded Global Support activity provides critical ongoing operational support services to semiconductor device producers throughout the world.

This press release contains forward-looking statements, including statements regarding the tax liabilities to be assumed by the Company resulting from the Polycold acquisition, future performance of the Company's business and the semiconductor capital equipment industry, which are subject to a number of important factors that may cause actual results to differ materially from those indicated. These factors include, among others; the successful integration of Polycold into the operations of Helix, market acceptance of and demand for the Company's products, the success of the Company's strategic initiatives, including its global support operations, the health of the global semiconductor capital equipment market and the timing and scope of any change in industry conditions, the Company's success in sustaining order bookings, and other risks contained in Exhibit 99.1 to the Company's Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this press release.